UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Res-Care Inc.
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To Our Shareholders:

Like so many of the people who depend on our services, ResCare operates in an increasingly challenging and changing environment. Despite those challenges, we remained focused on executing our business plan in the face of powerful headwinds last year. However, we did not attain the 2009 financial performance that we planned. We were unable to achieve our revenue or profitability goals for the year as state and local governments we serve are coping with budgetary shortfalls. Nevertheless, the need and demand for our services remain strong, and we have demonstrated our ability to deliver these services in a cost-effective manner.

We managed our business to mitigate the effects of today’s challenging environment, but we were not immune to them in 2009. Faced with a weak economy and rising budget pressures, some states cut reimbursement rates on community and home services. Other government agencies compressed program budgets, reduced or eliminated service levels, or took those services in-house instead of outsourcing them to companies like ours. The economic climate also created challenges in completing several acquisitions on financial terms acceptable to ResCare.

Commitment to Growth

ResCare remains committed to its growth strategy through selective acquisitions of home care service providers and companies serving people with disabilities. During 2009, we completed 16 acquisitions with combined annual revenues of $50 million. Many of these were “tuck-in” acquisitions of smaller service providers that are easily integrated into our existing operations.

Early in 2010, we expanded our ResCare HomeCare footprint. We acquired RP Home Care’s operations in Pennsylvania and Delaware. We also acquired Progressive Personal Care in Alaska and Montana, which are new states for us.

Also, in 2009, we continued to expand our international presence. Our PeopleServe subsidiary won contracts to operate 15 job training and development centers for adults in the United Kingdom. Winning these contracts positions us for further growth in an area where our workforce services are ideally suited for the market.

Solid Capital Base for Growth

Our strong operating cash flows more than doubled over 2008 and we reduced debt by $61 million, or 23 percent, during 2009. We managed our working capital and maintained a solid balance sheet, enabling us to take advantage of several growth opportunities. Our financial strength, the needs of the people we serve and our experience give us confidence in the long-term future of our company.

In January 2010, we were able to extend and expand our senior secured credit facility. The amended facility, which expires in 2013 and increases our company’s borrowing capacity to $275 million, provides ample funding to support our growth strategy. The transaction also represents an important vote of confidence from our bank group, which includes all nine banks from our previous credit facility. At the end of 2009, we had $144 million available under the revolver, and now have an additional $25 million of capacity due to the new revolving credit facility.

Experience

We expect the challenges of the current economic environment will continue through 2010. A recent report from the Center on Budget and Policy Priorities indicates that state budget shortfalls will persist throughout the year and possibly longer. Benefitting from our 35 years of experience, we have been proactive in finding opportunities to talk with our customers about ways to save money without cutting services. We have had the privilege of speaking personally to governors from a number of states about alternatives to cutting services. I believe our message is being well received. This year the Centers for Medicare and Medicaid Services (CMS) approved telecare as a new waiver model. ResCare and its partners have pioneered the telecare service model for people with intellectual and developmental disabilities through our Rest Assured® services in Indiana. We are carrying that message to other states.

We will manage through this business cycle in much the same way we have successfully navigated other challenges throughout our long history. In addition to looking at various alternative uses of capital, we continue to analyze our business model to reduce costs. We will continue to focus on the high quality of our services, but we are confident that there are savings opportunities through process efficiencies and other measures.

Dedicated to Mission

We remain dedicated to our mission and optimistic about our future. We are a people business. Our long-term success depends on human interactions, personal relationships and a compassionate touch. For that reason, our most important asset remains the one that is also unique: the more than 46,000 people who passionately deliver each day the respect and care from which our company derived its name. Our employees have proven their mettle time and again. This year, despite the challenging economy, they nearly doubled their contributions to the ResCare-sponsored non-profit program called SHARE, which provides help to employees and others with critical, immediate needs. ResCare employees have also reached out to their communities in these difficult times, providing more than 52,000 volunteer hours and nearly a half million dollars in donations. Through their efforts, we create real value for the individuals we serve and the communities in which we live. I am very proud to be a part of ResCare. Our dedication has made us successful for 35 years, and we are confident that it will continue to do so. Thank you for investing in us and our future.

Sincerely,

/s/ Ralph G. Gronefeld, Jr.
Ralph G. Gronefeld, Jr.
President and Chief Executive Officer